As filed with the Securities and Exchange Commission on November 1, 2011
Registration No. 333-176555

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRIZZLY GOLD CORP.
(Exact name of Registrant as specified in its charter)

Nevada	1040	45-0725238
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

Grizzly Gold Corp.
3651 Lindell Road, Suite D269
Las Vegas, Nevada, 89103
Telephone: (702) 932-9959
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Paul Strobel
Grizzly Gold Corp.
3651 Lindell Road, Suite D269
Las Vegas, Nevada, 89103
Telephone: (702) 932-9959
Facsimile: (702) 943-0233
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:

David Lubin, Esq. David Lubin & Associates, PLLC 10 Union Avenue, Suite 5 Lynbrook, New York 11563 Telephone: (516) 887-8200 Facsimile: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	□	Accelerated filer	□

Non-accelerated filer	□	Smaller reporting company	x

Calculation of Registration Fee
Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 per share(1)	23,900,000	$0.10(2)	$2,390,000	$277.24
Total	23,900,000	$0.102)	$2,390,000	$277.24*

(1)	Represents common shares currently outstanding to be sold by the selling security holders.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is listed on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “BCSS”. However, our common stock has never traded.  Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the last price shares were sold. The selling shareholders may sell shares of our common stock at $0.10 per share. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

* Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2011

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation of Grizzly Gold Corp.*
3.2	By-Laws of Grizzly Gold Corp.*
5.1	Opinion of David Lubin & Associates, PLLC regarding the legality of the securities being registered (3)
10.1	LB/Vixen Property Option Agreement dated May 1, 2011 by and between BCS Solutions, Inc. and Nevada Mine Properties II, Inc. (1)
10.2	Form of Regulation S Subscription Agreement (1)
10.3	Service Agreement dated April 7, 2010 by and between Paul Strobel and BCS Solutions, Inc. (2)
14.1	Code of Business Ethics and Conduct (2)
23.1	Consent of Lake & Associates, CPA’s LLC
23.2	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

* Previously filed with the Company's Form S-1 (registration number 333-176555) on August 30, 2011
(1) Previously filed with the Company’s Form 8-K submitted to the SEC on May 3, 2011.
(2) Previously filed with the Company’s Form 10-K submitted to the SEC on August 9, 2011.
(3) Previously filed with the Company's Form S-1 Amendment No. submitted to the SEC on September 28, 2011

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on November 1, 2011.

GRIZZLY GOLD CORP.

By: /s/ Paul Strobel Name: Paul Strobel Title: President (principal executive and financial officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Strobel, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

November 1, 2011	/s/ Paul Strobel	Paul Strobel	CEO, President, Treasurer and Director (Principal Executive, Financial and Accounting Officer)

November 1, 2011	/s/ Jeoffrey Avancena	Jeoffrey Avancena	Secretary and Director